                                                                       Exhibit 2


                                    AGREEMENT

     THIS AGREEMENT is made and entered into this 21st day of July, 1997, by and between Children's Broadcasting Corporation, a Minnesota (U.S.A.) corporation ("Purchaser"), and Unimedia S.A., a privately held societe anonyme organized and existing under the laws of France ("Unimedia").

     1. AGREEMENT TO SELL COMMON STOCK. Unimedia is the owner of 1,000,000 shares of common stock (the "Shares") of Harmony Holdings, Inc., a Delaware corporation ("Harmony"). Unimedia agrees to sell to Purchaser, and Purchaser agrees to buy from Unimedia, the Shares, on the terms and conditions set forth herein. The Shares are registered in the name of Universal Independent Holdings, Limited ("Universal") as security for Unimedia's obligations to Universal. At Closing, Universal will deliver a certificate representing the Shares to Oxford Transfer & Registrar Agency, Inc., Harmony's transfer agent ("OTR"), where such certificate will be cancelled and reissued pursuant to the terms of the Amended and Restated Escrow Agreement dated July 25, 1997 (the "Escrow Agreement"). The actual number of Shares shall be subject to adjustment in the event of any stock split, stock dividend, combination, reorganization or recapitalization affecting the outstanding common stock of Harmony prior to the Closing Date as defined below.

     2. PURCHASE PRICE. On the Closing Date, Purchaser shall pay or cause to be paid Two Million Six Hundred Thousand Dollars U.S. ($2,600,000), subject to adjustment as provided in Section 1.

     3. PAYMENT FOR THE SHARES. Two Million Six Hundred Thousand Dollars U.S. ($2,600,000), will be wire transferred to U.S. Bank of Oregon, Oxford Transfer & Registrar Agency, Inc. Client Trust, Account #1560101618, ABA #123000220; reference: Harmony Holdings, Inc., where it will be held in escrow by OTR. Pursuant to the terms of the Escrow Agreement, OTR will release the Funds of which OTR will cause $2,200,000 to be wire transferred to Universal and $400,000 to be wire transferred to Unimedia. Concurrent with the release of the Funds, OTR shall transmit, via overnight courier, certificates representing the Shares, such certificates being dated the Closing Date, pursuant to the terms of the Escrow Agreement.

     4. CLOSING. The closing (the "Closing") shall take place at the offices of Troy & Gould, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067, at 2:00 p.m., Pacific Daylight Time, on July 25, 1997, or such later date as the Closing on the purchase of the Shares shall occur (the "Closing Date"), provided each of the conditions to Purchaser's obligation set forth in Section 7 shall have been satisfied. Such conditions are hereinafter referred to as the "Purchaser Conditions." In the course of the Closing, OTR shall send, via facsimile, to Purchaser's counsel, Briggs and Morgan, Professional Association,
Attention: Brett D. Anderson, Esq., facsimile number (612) 334-8650, the proposed certificates for the Shares, including the faces of the certificates and the reverse sides thereof, for inspection as to form and content.



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

     5. REPRESENTATIONS AND WARRANTIES BY UNIMEDIA. In order to induce Purchaser to enter into this Agreement and to induce the purchase of the Shares, Unimedia hereby represents and warrants to the Purchaser that:

          5.1 AUTHORITY AND POWER. Unimedia is a privately held French societe anonyme with requisite power and authority to execute, deliver and perform this Agreement. Unimedia has good and marketable title to the Shares free and clear of any mortgage, pledge, lien, charge, security interest, encumbrance or restriction, other than as identified in Section 1.

          5.2 STATUS OF THE SHARES. To the best of Unimedia's knowledge, the Shares are duly authorized, validly issued and outstanding, fully paid, and nonassessable.

     6. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants that:

          6.1 INVESTMENT INTENT. The Shares are being purchased by Purchaser for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser understands that the Shares have not been registered under the Securities Act or any applicable state laws.

          6.2 ACTS AND PROCEEDINGS. This Agreement has been duly authorized by all necessary action on the part of the Purchaser and has been duly executed and delivered by it, and is a valid and binding agreement of Purchaser enforceable in accordance with its terms.

     7. CONDITIONS OF PURCHASER'S OBLIGATION. Purchaser's obligations under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions, any of which may be waived in whole or in part by
Purchaser:

          7.1 NO ERRORS, ETC. The representations, covenants and warranties of Unimedia under this Agreement shall be true in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date.

          7.2 DISMISSAL OF PENDING LITIGATION. Unimedia shall settle and compromise the litigation entitled UNIMEDIA S.A. V. HARMONY HOLDINGS, INC. AND HARVEY BIBICOFF, case no. CV 96-7109 JGD (RNBx), pending in the United States District Court for the Central District of California (the "Litigation"). On the date on which Unimedia confirms receipt of the funds that were wire transferred by OTR, Unimedia shall file a stipulation for dismissal, with prejudice, of the Litigation, which stipulation shall have been jointly executed by counsel for Unimedia, Harmony, and Harvey Bibicoff.

          7.3 MUTUAL GENERAL RELEASE. Unimedia, Harmony, and Harvey Bibicoff shall have executed and exchanged a mutual general release, releasing and discharging each other and their officers and directors, employees, representatives,



                           (Page 36 of 142 Pages)
     heirs and assigns, individually and in their respective capacities, from any and all claims or causes of action that each has against the other, including, but not limited to, claims arising out of the subject matter of an agreement between Unimedia, Harmony and Harvey Bibicoff dated July 27, 1996 and the related Subscription Agreement dated on or about such date (the "1996 Agreements"), pursuant to which Unimedia purchased from Harmony the Shares. Such release shall include mutual releases relating to any obligation relative to the then proposed acquisition from Unimedia shareholders of all of the issued and outstanding ordinary shares of Unimedia in exchange for securities of Harmony pursuant to the 1996 Agreements.

     8.   MISCELLANEOUS.

          8.1 CHANGES, WAIVERS, ETC. Neither this Agreement nor any provision hereof may be changed, amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

          8.2 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail:

               (a) if to Unimedia, at Immeuble le Levant, 2 rue du Nouveau Bercy, 94220 Charenton, France (33-1) 43-53-69-99, Attention: Gilles Assouline; with a copy to Barry G. West, Esq., at Gaims, Weil, West & Epstein, LLP, 1875 Century Park East, Suite 1200, Los Angeles, California 90067; and

               (b) if to Purchaser, at 724 First Street North, Minneapolis, Minnesota 55401, Attention: Christopher T. Dahl; with a copy to Lance
          W. Riley, Esq., at 724 First Street North, Minneapolis, Minnesota 55401; or at such other address as Purchaser may specify by written notice to Unimedia;

and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given if delivered personally, or, if sent by mail or facsimile, when received.

          8.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations, warranties, covenants and agreements contained herein shall survive the execution and delivery of this Agreement.

          8.4 LAW TO GOVERN. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Minnesota without regard to principles of conflict of laws.

          8.5 ASSIGNABILITY. Prior to the Closing, the Purchaser may assign its right to purchase the Shares to any combination of parties, including, but not limited to, a combination of Purchaser and Harmony, although no such assignment shall relieve the Purchaser of any liabilities or obligations under this Agreement. This Agreement



                           (Page 37 of 142 Pages)
     shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          8.6 COUNTERPARTS. This Agreement may be signed by facsimile and in counterparts, each of which shall be deemed an original which shall become effective when Purchaser and Unimedia have signed and exchanged counterparts.

     IN WITNESS WHEREOF, Unimedia and Purchaser have caused this Agreement to be duly executed as of the date first written above.


                                       CHILDREN'S BROADCASTING
                                       CORPORATION


                                       By /s/ Christopher T. Dahl
                                         ---------------------------------------
                                               Christopher T. Dahl
                                               Chief Executive Officer

                                       UNIMEDIA S.A.


                                       By /s/ Gilles Assouline
                                         ---------------------------------------
                                               Gilles Assouline,
                                               Chairman, Chief Executive
                                               Officer and President du
                                               Directoire



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